LIFE PARTNERS ANNOUNCES TRUST COMPANY CHARTER

ISSUED FOR ESCROW AGENT

WACO, TX — January 13, 2011 — Life Partners Holdings, Inc. (NASDAQ GS: LPHI) is pleased to announce that the Texas Banking Commissioner has granted a trust company charter for life settlement escrow services to members of the Dunnam & Dunnam, L.L.P. law firm (“Dunnam & Dunnam”), which currently serves as escrow agent for Life Partners, Inc (“LPI”).

Dunnam & Dunnam, a preeminent AV-rated law firm in Waco, Texas, has provided LPI and its clients with escrow services since 2008. In 2010, the four family members of the Dunnam law firm filed an application for a state trust charter in order to distinguish and improve their escrow operations in a structured and regulated setting. The Texas Department of Banking subjects all charter applicants to a rigorous and lengthy examination process which took six months to complete.  The Texas Banking Department officials issued an Order approving their charter on December 28, 2010.

The new trust company will operate under the name Advance Trust & Life Escrow Services, L.T.A. (“Advance Trust”) and expects the transition of escrow services from Dunnam & Dunnam to Advance Trust to take place on or about February 1, 2011. There will be no effect on current business or escrow operations from the standpoint of LPI’s clients. Advance Trust will operate with the regulatory oversight of the Texas Department of Banking which will conduct regular audits of the Advance Trust and will examine the trust company’s operations on a regular basis to assure compliance with all laws and regulations.

Jim Dunnam, a partner at Dunnam & Dunnam law firm said, “We voluntarily sought this new structure so that both LPI clients and we would have the benefit of independent governmental oversight of our escrow operations.  It just adds another level of assurance for everyone’s benefit.”

“We couldn’t be more pleased with Dunnam’s performance as LPI’s escrow agent and this new trust entity is a natural outgrowth from their existing escrow operations.  Client funds are handled with the utmost care and precautions.  Policy transactions are closed quickly, and they are fast and accurate in all they do,” said Brian D. Pardo, Chairman and Chief Executive Officer for Life Partners Holdings, Inc.

Internal Controls

Since commencing its role as escrow agent in 2008, Dunnam & Dunnam has made significant investments to build efficient and effective information technology systems, while providing the utmost in client protection.  For example, the two firms’ systems utilize a Business-to-Business data connection through which data is synchronized every 10 minutes to reflect account changes made by either firm.  To protect data integrity, extensive checks and balances exist in both systems to prevent errors and verify accuracy of data.

Dunnam has also engaged an independent accounting firm to verify that funds held in escrow at JPMorgan Chase & Co. are in balance with the books and records of both Dunnam and LPI.  This review is performed on a quarterly basis.

Additionally, Dunnam has taken the following preemptive steps to protect all funds held in escrow:

•	JPMorgan Chase & Co. was selected as principal depository institution for escrowed premiums. This bank is, of course, a member of FDIC and is one of the world’s best capitalized banks.

•	Any funds that exceed FDIC insurance coverage are held in a JPMorgan U.S. government money market fund to eliminate market risk and safeguard principal.

•	Dunnam provides LPI with hard copies of bank statements for all accounts on a monthly basis.

•	Dunnam has obtained fidelity bonds and errors and omissions coverage to insure its internal operations.

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Management personnel of the escrow department include a retired bank president with over 40 years of banking experience and a Certified Public Accountant with over 20 years experience as County Treasurer.

LPI is delighted that the Dunnams have taken this step to advance their escrow operations and placed them under the regulatory authority of the Texas Department of Banking.  This evolution is in keeping with LPI’s goal to provide the highest quality of service and value to its clients.

About Dunnam & Dunnam, L.L.P.

A Central Texas institution since 1925, the Waco law firm of Dunnam & Dunnam, L.L.P. continues to pride itself on delivering expert legal services across the board to its clientele. Generations of Central Texans have trusted the Dunnam firm to handle the most important, life-changing matters a person can encounter: catastrophic injuries and deaths, divorces, adoptions, arrests, business formations and dissolutions, and litigation in all areas. The firm is also available to assist in estate planning, trust formation, real estate transactions and other such legal matters which still need the utmost expertise delivered under the current state of the law.

About Life Partners

Life Partners is the world’s oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called “life settlements.” Since its incorporation in 1991, Life Partners has completed over 127,000 transactions for its worldwide client base of over 27,000 high net worth individuals and institutions in connection with the purchase of over 6,400 policies totaling approximately $2.8 billion in face value.

Visit our website at: www.lphi.com

Safe Harbor - This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The statements in this news release that are not historical statements, including statements regarding future financial performance, future life settlement business and future escrow operations, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see our most recent Form 10-KSB. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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FOR MORE INFORMATION, CONTACT:
Shareholder Relations (254) 751-7797
or info@lifepartnersinc.com